Exhibit 4.28

AMENDING AGREEMENT

BETWEEN:

ELDORADO GOLD CORPORATION, a corporation existing

under the laws of Canada

(“Eldorado”)

AND:

GOLD FIELDS AUSTRALASIA (BVI) LIMITED, a

corporation existing under the laws of British Virgin Islands

(“GFA”)

WHEREAS:

A.	By a Share Purchase and Sale Agreement (the “SPSA”) dated June 3, 2009 between Eldorado and GFA (the “Parties”), it was agreed that Eldorado would purchase and GFA would sell the Sale Shares (as defined in the SPSA) on the terms and conditions set out in the SPSA, including the issuance by Eldorado to GFA of the Closing Consideration Shares (as defined in the SPSA) on the Closing Date (as defined in the SPSA) and, if required to be issued pursuant to the SPSA, the issuance thereafter by Eldorado to GFA of any Adjustment Consideration Shares (as defined in the SPSA).

B.	The SPSA contemplates that the Closing Consideration Shares would be subject to a four (4) month hold period, however the Parties propose that Eldorado issue the Closing Consideration Shares and the Top-up Adjustment Right (as defined herein) pursuant to a final short form prospectus or any amendment thereto subject to the terms herein.

NOW THEREFORE in consideration of the premises the Parties agree as follows:

1.	All capitalized terms not specifically defined in this amending agreement (this “Agreement”) shall have the respective meanings attributed to such terms in the SPSA. In this Agreement

(a)	“OSC” means the Ontario Securities Commission;

(b)	“Preliminary Prospectus” means the preliminary short form prospectus, and any amendment thereto, filed with the BCSC and the OSC qualifying the Closing Consideration Shares and the Top-up Adjustment Right;

(c)	“Prospectus” means the final short form prospectus, and any amendment thereto, filed with the BCSC and the OSC qualifying the Closing Consideration Shares and the Top-up Adjustment Right;

(d)	“Receipt” means a receipt for the Preliminary Prospectus or the Prospectus, as the context requires, issued by the BCSC and evidencing that such a receipt has also been issued therefor by the OSC under National Policy 11-202 – Process for Prospectus Reviews in Multiple Jurisdictions;

(e)	“Right of Withdrawal” means the right pursuant to securities legislation of the Provinces of British Columbia and Ontario, whereby GFA and/or the Subscriber may withdraw from the agreement of purchase and sale of securities to be issued under the Prospectus;

(f)	“Top-up Adjustment Right” means the right under section 4.2 of the SPSA to issue Adjustment Consideration Shares to GFA or the Subscriber; and

(g)	“Withdrawal Period” means the time period under securities legislation of the Provinces of British Columbia and Ontario, during which GFA and/or the Subscriber may exercise the Right of Withdrawal.

2.	With effect on and from the date of this Agreement, section 9.1 is amended by deleting: “on the sixth (6th) Business Day following the satisfaction or waiver of the last of the conditions set out in sections 8.1 and 8.4” and substituting therefore: “on the latest of firstly, the sixth (6th) Business Day following the satisfaction or waiver of the last of the conditions set out in sections 8.1 and 8.4 and secondly, July 27, 2009.”

3.	If Eldorado, in its discretion, elects to file a Preliminary Prospectus and/or a Prospectus, then Eldorado shall provide GFA with an opportunity to review a draft of those sections of the Preliminary Prospectus and the Prospectus relating to the SPSA and GFA and will entertain the reasonable comments of GFA thereon, Eldorado shall also provide GFA with copies of (or relevant extracts from) any and all comment letters it receives from the BCSC or the OSC containing comments which could reasonably be considered to relate to GFA or GFA’s ownership of or rights in the Consideration Shares, and will entertain the reasonable comments of GFA on any submissions to be made in reply thereto.

4.	Provided a Receipt is issued for the Preliminary Prospectus and the Prospectus, then as soon as practicable upon the issuance of such Receipt, Eldorado shall deliver to GFA by email, on its own behalf and on behalf of the Subscriber, a copy of the Preliminary Prospectus (in pdf format) or the Prospectus (in pdf format), as the case may be, and the Receipt (in pdf format) related thereto.

5.	Subject to Eldorado having complied with section 3 of this Agreement, GFA agrees that it will accept delivery of the Prospectus (in pdf format), on its own behalf and on behalf of the Subscriber, by way of email sent to the attention of Colin Bird (colin.bird@maitlandgroup.com) and Andrew Dawson (andy.dawson@maitlandgroup.com) at ‘Maitland – Trust and Corporate Services’ with copies to Brett Mattison (brett.mattison@goldfields.com.au) and Ashley McDonald (ashley.mcdonald@goldfields.nl) and promptly provide Eldorado with written acknowledgment of receipt of the Prospectus on its behalf and on behalf of the Subscriber by way of email sent to the attention of Dawn Moss (dawnm@eldoradogold.com) at Eldorado with a copy to Josh Lewis (jlewis@fasken.com).

6.	Provided (i) a Receipt for the Prospectus has been issued to Eldorado and continues to be effective; (ii) Eldorado has received a written acknowledgement pursuant to section 5 confirming the date and time of the receipt of the Prospectus; (iii) the Withdrawal Period has expired; and (iv) the Right of Withdrawal has not been exercised within the Withdrawal Period, then the SPSA shall be (with effect immediately prior to Closing) deemed amended as follows with the Transaction to close accordingly:

(a)	the following definitions are added to section 1.1:

(i)	“OSC” means the Ontario Securities Commission;

(ii)	“Prospectus” means the final short form prospectus and any amendment thereto filed with the BCSC and the OSC qualifying the Closing Consideration Shares and the Top-up Adjustment Right;

(iii)	“Receipt” means a final receipt for the Prospectus issued by the BCSC and evidencing that such receipt has also been issued therefor by the OSC under National Policy 11-202 – Process for Prospectus Review in Multiple Jurisdictions;

(iv)	“Right of Withdrawal” means the right pursuant to securities legislation of the Provinces of British Columbia and Ontario, whereby GFA and/or the Subscriber may withdraw from the agreement of purchase and sale of securities to be issued under the Prospectus;

(v)	“Top-up Adjustment Right” means the right under section 4.2 to issue Adjustment Consideration Shares to GFA or the Subscriber;

(vi)	“Withdrawal Period” means the time period under securities legislation of the Provinces of British Columbia and Ontario during which GFA and/or the Subscriber may exercise the Right of Withdrawal.

(b)	Section 1.1(7) is deleted in its entirety and the following text is inserted in its place:

“Applicable Securities Laws” means, collectively, the applicable securities laws of the Provinces of British Columbia and Ontario, the United States of America and Australia, the respective regulations rulings, rules instruments, orders and prescribed forms thereunder and the applicable policy statements issued by the Securities Commissions;”;

(c)	Section 1.1(65) is deleted in its entirety and the following text is inserted in its place:

““Securities Commissions” means the BCSC, the OSC, the SEC and the ASIC;”;

(d)	Section 3.3 is amended by the deletion of the following text:

“, with a legend in form substantially similar to the following:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [—] 2009 [Insert the date that is 4 months and a day after the distribution date]”; and

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”

and any certificate representing the Adjustment Consideration Shares will bear the same legends”;

(e)	Section 6.5(6) is deleted in its entirety;

(f)	Sections 6.5(7)(d) and (e) are deleted in their entirety and the following text is inserted in their place:

“(d) without expanding on the representation set out in section 6.1(2), there may be restrictions on the ability to resell the Consideration Shares in certain jurisdictions and it is its responsibility to find out what those restrictions are and to comply with them before selling the Consideration Shares in those jurisdictions; and

(e) it has been advised by Eldorado that Eldorado is relying on an exemption from the requirements to sell securities through a person registered to sell securities under applicable securities legislation (including the Securities Act (British Columbia));”;

(g)	Section 7.1(8) is amended by inserting “, including the Prospectus” after the words “securities regulatory authority”;

(h)	Section 8.1 is amended as follows:

(i)	delete the word “and” after the semi-colon in section (4);

(ii)	delete the full stop at the end of section (5) and insert “;”;

(iii)	new sections (6) and (7) are added:

“(6) the issuance to Eldorado of the Receipt which continues to be effective as of the Closing Date; and

(7) the Withdrawal Period has expired.”; and

(iv)	the reference in the last paragraph to “sections 8.1(3) and 8.1(5)” is amended to read: “sections 8.1(3), 8.1(5,) 8.1(6) and 8.1(7).”;

(i)	The reference in section 8.3 to “sections 8.1(3), 8.1(4), and 8.1(5)” is amended to read “sections 8.1(3), 8.1(4), 8.1(5), 8.1(6) and 8.1(7)”;

(j)	Section 8.4 is amended as follows:

(i)	delete the word “and” after the semi-colon in section (3);

(ii)	delete the full stop at the end of section (4) and insert “; and”;

(iii)	new section (5) is added:

“(5) the issuance to Eldorado of the Receipt which continues to be effective as of the Closing Date.”; and

(iv)	the reference in the last paragraph to “sections 8.4(1), 8.4(2) and 8.4(3)” is amended to read “sections 8.4(1), 8.4(2), 8.4(3) and 8.4(5)”;

(k)	The reference in section 8.6 to “sections 8.4(3) and 8.4(4)” is amended to read “sections 8.4(3), 8.4(4) and 8.4(5)”;

(l)

Section 9.1 is amended by deleting: “on the latest of firstly, the sixth (6th) Business Day following the satisfaction or waiver of the last of the conditions set out in sections 8.1 and 8.4 and secondly, July 27, 2009.” and substituting therefore: “on the third (3rd) Business Day following the satisfaction or waiver of the last of the conditions set out in sections 8.1 and 8.4 .”;

(m)	Section 9.2 is amended as follows:

(i)	delete the word “and” after the semi-colon in section (3);

(ii)	delete the full stop at the end of section (4) and insert “; and”; and

(iii)	new section (5) is added:

“(5) a copy of the Receipt.”.

7.	Save as herein specifically amended, the parties hereby affirm the SPSA and confirm that all other terms and conditions thereof remain in full force and effect.

8.	The Parties agree that this Agreement will, from the date hereof, be read and construed along with the SPSA and be treated as part thereof and for such purposes and so far as may be necessary to effectuate this Agreement, the SPSA will be regarded as being hereby amended, and the SPSA as so amended together with all terms and conditions thereof will remain in full force and effect.

9.	In the case of any conflict between the terms and conditions of the SPSA and the terms or conditions of this Agreement, the terms and conditions of this Agreement will prevail.

10.	Each of the Parties will at all times and from time to time and upon reasonable request to execute and deliver all further assurances, acts and documents for the purpose of evidencing and given full force and effect to the covenants, agreements and provisions in this Agreement.

11.	Time is of the essence of this Agreement. If the Parties agree to vary a time requirement, the time requirement so varied is of the essence of this Agreement. An agreement to vary a time requirement must be in writing.

12.	This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of British Columbia and generally applicable in British Columbia and each Party:

(a)	irrevocably and unconditionally submits to and accepts the non-exclusive jurisdiction of the courts exercising jurisdiction in the Province of British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with the Agreement, subject only to the right to enforce a judgment obtained in any of those courts in any other jurisdiction; and

(b)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on the basis that the process has been brought in an inconvenient forum.

13.	If anything in this Agreement in unenforceable, illegal or void, then it is severed and the rest of this Agreement remains in force. Where a provision of this Agreement is prohibited or unenforceable, the Parties must negotiate in good faith to replace the invalid provision by a provision which is in accordance with applicable laws and which must be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) will be made to this Agreement.

14.	This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement. This Agreement is binding on the Parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or by electronic mail:

(a)	must be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

15.	Each Person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

Dated this      day of July, 2009.

ELDORADO GOLD CORPORATION

By:	/s/ Dawn Moss	c/s
Authorized Signatory

DAWN MOSS
VICE PRESIDENT, ADMINISTRATION & CORPORATE SECRETARY

GOLD FIELDS AUSTRALASIA (BVI) LIMITED

By:	/s/ Colin Bird	c/s
Authorized Signatory

Mr Colin Bird
Name (please print)

Director
Office Held